CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,420,000	$101.25

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated November 24, 2010 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$1,420,000 Notes due November 29, 2012 Linked to the Performance of Baskets of Currencies Global Medium-Term Notes, Series A, No. F-158

Key Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	November 24, 2010

Issue Date:	November 30, 2010

Basket Final Valuation Date:	November 26, 2012[1]

Maturity Date:	November 29, 2012[1]

Denominations:	Minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:

2 weighted baskets, the first basket (the “Long Reference Currency Basket”) consisting of the currency exchange rates between (i) the U.S. dollar and the South Korean won (the “USDKRW” currency exchange rate), (ii) the U.S. dollar and the Malaysian ringgit (the “USDMYR” currency exchange rate), (iii) the U.S. dollar and the Taiwan dollar (the “USDTWD” currency exchange rate), and (iv) the U.S. dollar and the Indian rupee (the “USDINR” currency exchange rate), and the second basket (the “Short Reference Currency Basket”) consisting of the currency exchange rates between (a) the U.S. dollar and the British pound sterling (the “USDGBP” currency exchange rate), (b) the U.S. dollar and the Japanese yen (the “USDJPY” currency exchange rate), and (c) the U.S. dollar and the U.S. dollar (the “USDUSD” currency exchange rate) (each, a “currency exchange rate” and a “basket component” and each of South Korean won, Malaysian ringgit, Taiwan dollar, Indian rupee, British pound sterling and Japanese yen, a “reference currency”). The currency exchange rates on any given day, including the Basket Initial Valuation Date and the Basket Final Valuation Date, will be determined by the calculation agent with reference to the following:

(a)     where the currency exchange rate is “USDKRW”, the South Korean won per U.S. dollar exchange rate which appears on the Reuters Screen KFTC18 Page to the right of the caption “USD Today” that is available at approximately 3:30 p.m., Seoul time, on the relevant date;

(b)     where the currency exchange rate is “USDMYR”, the Malaysian ringgit per U.S. dollar exchange rate which appears on Reuters screen “ABSIRFIX01” to the right of the caption “Spot” under the column “MYR” at approximately 11:30 a.m., Singapore time, on the relevant date;

(c)     where the currency exchange rate is “USDTWD”, the Taiwan dollar per U.S. dollar exchange rate for settlement in two business days, reported by the Taipei Forex Inc. which appears on the Reuters Screen TAIFX1 Page under the heading “Spot” as of 11:00 a.m., Taipei time, on the relevant date;

(d)     where the currency exchange rate is “USDINR”, the Indian rupee per U.S. dollar exchange rate which appears on Reuters Screen RBIB at approximately 2:30 p.m., Mumbai time, on the relevant date;

(e)     where the currency exchange rate is “USDGBP”, the British pound sterling per U.S. dollar exchange rate, which is one divided by GBPUSD, the U.S. dollar per British pound sterling exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “GBP” under the caption “MID” at approximately 4:00 p.m., London time, on the relevant date;

(f)      where the currency exchange rate is USDJPY, the rate that appears on Bloomberg screen WMCO1 to the right of the caption “JPY” under the caption “MID” at approximately 4:00 p.m., London time, on the relevant date; and

(g)    where the currency exchange rate is USDUSD, the currency exchange rate will be set to “1”.

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

If the Basket Performance is greater than -15%, you will receive at maturity a cash payment equal to the sum of (a) 100% of the principal amount of your Notes and (b) 100% of your principal amount multiplied by the Basket Performance. Accordingly, if the Basket Performance is greater than -15%, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Basket Performance]

If the Basket Performance is less than or equal to -15%, you will receive 85% of the principal amount of your Notes. Accordingly, your payment per $1,000 principal amount of Notes would be $850.00.

Your principal is protected up to 85% only if you hold the Notes to maturity. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Basket Performance:	The performance of the baskets, expressed as a percentage and calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	Set equal to 100 on the Basket Initial Valuation Date.

Final Level:

The Final Level will be calculated as follows:

100 × [1 + (USDKRW return × 1/4) + (USDMYR return × 1/4) + (USDTWD return × 1/4) + (USDINR return × 1/4) + (USDGBP return × -1/3) + (USDJPY return × -1/3) + (USDUSD return × -1/3)]

The returns set forth in the formula above reflect the performance of the currency exchange rates as described under “Currency Performance” below.

Currency Performance:

The performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Final Rate

Where,

Initial Rate = the initial rate for each basket component is 1,148.90 with respect to USDKRW, 3.1299 with respect to USDMYR, 30.458 with respect to USDTWD, 45.66 with respect to USDINR, 0.6337 with respect to USDGBP and 83.37 with respect to USDJPY, which, in each case, is the currency exchange rate on the Basket Initial Valuation Date, determined as described under “Reference Asset” above.

Final Rate = with respect to each currency exchange rate, the currency exchange rate on the Basket Final Valuation Date, determined as described under “Reference Asset” above.

The “USDUSD return,” which represents the performance of the U.S. dollar against itself, will be equal to zero.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PF76 /US06740PF762

[1]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100.00%	2%	98%
Total	$1,420,000	$28,400	$1,391,600

‡

Barclays Capital Inc. will receive commissions from the Issuer equal to 2% of the principal amount of the notes, or $20 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Basket Performance	Payment at Maturity	Total Return on Notes
70.00%	$1,700.00	70.00%
60.00%	$1,600.00	60.00%
50.00%	$1,500.00	50.00%
40.00%	$1,400.00	40.00%
30.00%	$1,300.00	30.00%
20.00%	$1,200.00	20.00%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
0.00%	$1,000.00	0.00%
-5.00%	$950.00	-5.00%
-10.00%	$900.00	-10.00%
-15.00%	$850.00	-15.00%
-15.00%	$850.00	-15.00%
-15.00%	$850.00	-15.00%
-15.00%	$850.00	-15.00%
-15.00%	$850.00	-15.00%
-15.00%	$850.00	-15.00%
-15.00%	$850.00	-15.00%
-15.00%	$850.00	-15.00%
-15.00%	$850.00	-15.00%
-15.00%	$850.00	-15.00%

PS–2

Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below demonstrate how the total returns in the table above are calculated and are provided for illustration purposes only. Assumptions in each of the examples are purely fictional and do not relate to any actual currency exchange rate or Basket Performance. The hypothetical terms do not represent the terms of an actual Note. The examples are hypothetical, and do not purport to be representative of every possible scenario concerning increases or decreases in the basket components on the Basket Final Valuation Date relative to their initial rates. We cannot predict the Basket Performance.

Example 1: In this case, two of the reference currencies comprising the Long Reference Currency Basket strengthen against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar), and the other two reference currencies comprising the Long Reference Currency Basket weaken against the U.S. dollar (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar). Both reference currencies comprising the Short Reference Currency Basket strengthen against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

	Basket Component (C(i))	Initial Rate (C(i) Initial)	Final Rate (C(i) Final)	Weight (Wi)	Currency Performance
Long	USDKRW	1148.90	999.04	1/4	15.00%
Reference	USDMYR	3.1299	2.7374	1/4	14.34%
Currency	USDTWD	30.458	31.080	1/4	-2.00%
Basket	USDINR	45.66	46.59	1/4	-2.00%

Short Reference	USDG BP	0.6337	0.6213	1/3	2.00%
Currency	USDJPY	83.37	81.74	1/3	2.00%
Basket	USDUSD	1	1	1/3	0.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Final Rate

Step 2: Calculate the Final Level in respect of the Baskets.

The Final Level is calculated as follows:

100 × [1+ (15.00% × 1/4) + (14.34% × 1/4) + (-2.00% × 1/4) + (-2.00% × 1/4) + (2.00% × -1/3) + (2.00% × -1/3) + (0.00% × -1/3)] = 105

Step 3: Calculate the Basket Performance.

The Basket Performance reflects the performance of the baskets, calculated as follows:

Final Level - Initial Level	=	105 - 100	=	5.00%
Initial Level		100

Step 4: Calculate the Payment at Maturity.

Because the Basket Performance of 5.00% is greater than -10%, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount Note, representing a 5.00% total return on the Notes and calculated as follows:

$1,000 + [$1,000 × Basket Performance]

$1,000 + [$1,000 × 5.00%] = $1,050.00

PS–3

Example 2: In this case, one reference currency comprising the Long Reference Currency Basket strengthens against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar), and the other three reference currencies comprising the Long Reference Currency Basket weaken against the U.S. dollar (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar). Both reference currencies comprising the Short Reference Currency Basket weaken against the U.S. dollar (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

	Basket Component (C(i))	Initial Rate (C(i) Initial)	Final Rate (C(i) Final)	Weight (Wi)	Currency Performance
Long	USDKRW	1148.90	1126.37	1/4	2.00%
Reference	USDMYR	3.1299	3.6970	1/4	-15.34%
Currency	USDTWD	30.458	33.842	1/4	-10.00%
Basket	USDINR	45.66	46.59	1/4	-2.00%

Short Reference	USDGBP	0.6337	0.6466	1/3	-2.00%
Currency	USDJPY	83.37	85.07	1/3	-2.00%
Basket	USDUSD	1	1	1/3	0.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Final Rate

Step 2: Calculate the Final Level in respect of the Baskets.

The Final Level is calculated as follows:

100 × [1+ (2.00% × 1/4) + (-15.34% × 1/4) + (-10.00% × 1/4) + (-2.00% × 1/4) + (-2.00% × -1/3) + (-2.00% × -1/3) + (0.00% × -1/3)] = 95

Step 3: Calculate the Basket Performance.

The Basket Performance reflects the performance of the baskets, calculated as follows:

Final Level - Initial Level	=	95 -100	=	-5.00%
Initial Level		100

Step 4: Calculate the Payment at Maturity.

Because the Basket Performance of -5.00% is greater than -15%, the investor receives a payment at maturity of $950.00 per $1,000 principal amount Note, representing a 5.00% loss on the Notes and calculated as follows:

$1,000 + [$1,000 × Basket Performance]

$1,000 + [$1,000 × -5.00%] = $950.00

Example 3: In this case, all four reference currencies comprising the Long Reference Currency Basket weaken against the U.S. dollar (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar). The British pound sterling weakens against the U.S. dollar (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of British pound sterling per U.S. dollar), and the Japanese yen strengthens against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of Japanese yen per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

	Basket Component (C(i))	Initial Rate (C(i) Initial)	Final Rate (C(i) Final)	Weight (Wi)	Currency Performance
Long	USDKRW	1148.90	1436.13	1/4	-20.00%
Reference	USDMYR	3.1299	3.9124	1/4	-20.00%
Currency	USDTWD	30.458	38.073	1/4	-20.00%
Basket	USDINR	45.66	57.08	1/4	-20.00%

Short Reference	USDGBP	0.6337	0.7921	1/3	-20.00%
Currency	USDJPY	83.37	69.48	1/3	20.00%
Basket	USDUSD	1	1	1/3	0.00%

PS–4

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Final Rate

Step 2: Calculate the Final Level in respect of the Baskets.

The Final Level is calculated as follows:

100 × [1+ (-20.00% × 1/4) + (-20.00% × 1/4) + (-20.00% × 1/4) + (-20.00% × 1/4) + (-20.00% × -1/3) + (20.00% × -1/3) + (0.00% × -1/3)] = 80

Step 3: Calculate the Basket Performance.

The Basket Performance reflects the performance of the baskets, calculated as follows:

Final Level - Initial Level	=	80 - 100	=	-20.00%
Initial Level		100

Step 4: Calculate the Payment at Maturity.

Because the Basket Performance is less than or equal to –15%, the investor receives a payment at maturity of $850.00 per $1,000 principal amount Note, representing a 15.00% loss on the Notes.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the Basket Final Valuation Date and the currency exchange rates comprising the baskets are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the basket; and

•

For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Preservation of Capital at Maturity—You will receive at least 85% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the reference asset. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct. The Notes should be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency

PS–5

denominated debt obligations because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment debt obligations. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset” and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes are only 85% principal protected. The return on the Notes at maturity is linked to the weighted bullish performance of the South Korean won, Malaysian ringgit, Taiwan dollar, Indian rupee relative to the U.S. dollar as well as the weighted bearish performance of the British pound sterling and the Japanese yen relative to the U.S. dollar over the term of the Notes. Further, you may receive a lower payment at maturity than you would have received if you had invested in any of the basket components directly. You will lose up to 15% of your principal invested if the Basket Performance is negative.

•

The Notes Provide Long Exposure to the South Korean Won, Malaysian Ringgit, Taiwan Dollar, Indian Rupee Compared to the U.S. Dollar and Short Exposure to the British Pound Sterling and Japanese Yen Compared to the U.S. Dollar—The Basket Performance will only be positive if, on average (weighted as described herein) the value of the South Korean won, Malaysian ringgit, Taiwan dollar and Indian rupee strengthen relative to the U.S. dollar and the British pound sterling and Japanese yen weaken relative to the U.S. dollar. If the South Korean won, Malaysian ringgit, Taiwan dollar or Indian rupee depreciate in value relative to the U.S. dollar over the term of the Notes, or the Japanese yen or the British pound sterling appreciate in value relative to the U.S. dollar over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

PS–6

•

Positive Currency Performance of One or More Components of the Long Reference Currency Basket Will Be Offset By Negative Currency Performance of Other Components of the Long Reference Currency Basket or the Positive Performance of One or More Components of the Short Reference Currency Basket—The return on the Notes depends on the Basket Performance, which is based on the performance of the currency exchange rates comprising the Long Reference Currency Basket and the currency exchange rates comprising the Short Reference Currency Basket weighted as described herein. Positive currency performance of one or more of the components of the Long Reference Currency Basket may be offset, in whole or in part, by negative currency performance of one or more of the other components of the Long Reference Currency Basket or by positive currency performance of one or more of the components of the Short Reference Currency Basket. Similarly, negative currency performance of one or more of the components of the Short Reference Currency Basket may be offset, in whole or in part, by positive currency performance of one or more of the other components of the Short Reference Currency Basket or by negative currency performance of one or more of the components of the Long Reference Currency Basket.

•

Emerging Markets Risk—An investment linked to emerging market currencies, which include the South Korean won, Malaysian ringgit, Taiwan dollar and Indian rupee, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	No Interest—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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The Payment at Maturity on Your Notes is Not Based on the Currency Exchange Rates Comprising the Basket at Any Time Other than the Basket Final Valuation Date—The Basket Performance will be based solely on the currency exchange rates comprising the basket as of the Basket Final Valuation Date relative to the respective initial rates (subject to adjustments as described in the prospectus supplement). Therefore, if the value of one or more of the reference currencies comprising the Long Reference Currency Basket drops precipitously relative to the U.S. dollar on the Basket Final Valuation Date, or if the value of one or more of the reference currencies comprising the Short Reference Currency Basket increases precipitously relative to the U.S. dollar on the Basket Final Valuation Date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the currency exchange rates at a time prior to such drop or increase, as applicable. Although the value of the reference currencies relative to the U.S. dollar on the maturity date or at other times during the life of your Notes may be higher or lower, as applicable, than on the Basket Final Valuation Date, you will not benefit from the currency exchange rates at any time other than the Basket Final Valuation Date.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the currency exchange rates on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the currency exchange rates comprising the reference asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

PS–7

•	a variety of economic, financial, political, regulatory or judicial events, especially those affecting the currency exchange rates composing the basket; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graphs set forth the historical performance of the currency exchange rates comprising the reference asset from January 1, 2001 through November 24, 2010 (based on the daily, closing spot exchange rates from Bloomberg L.P.).

We obtained the information regarding the currency exchange rates below from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance of the closing currency exchange rates below should not be taken as an indication of future performance of such currency exchange rates, and no assurance can be given as to the final rates on the Basket Final Valuation Date, other than the level of USDUSD, which level will be set to “1”. We cannot give you assurance that the performance of the currency exchange rates comprising the reference asset will result in a return of more than 85% of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–8

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–9

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–10

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

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